Dated: December 12, 1996


                  CAPITAL CASH MANAGEMENT TRUST

                       DISTRIBUTION PLAN

1. The Plan.  This amended and restated distribution plan (the
"Plan") is the written plan, contemplated by Rule 12b-1 (the
"Rule") under the Investment Company Act of 1940 (the "1940
Act"), of CAPITAL CASH MANAGEMENT TRUST (the "Trust").

2. Definitions. As used in this Plan, "Qualified Recipients" shall mean broker-dealers, membership organizations, associations of common interest or others selected by the Trust's administrator or sub-adviser, including but not limited to any principal underwriter of the Trust (other than a principal underwriter which is an affiliated person, or an affiliated person of an affiliated person, of the administrator or sub-adviser) which render assistance (whether direct, administrative, or both) in the distribution and/or retention of the Trust's shares, in servicing of shareholder accounts, or in consulting or otherwise cooperating as to its members or others in its area of interest. "Qualified Holdings" shall mean, as to any Qualified Recipient, all Trust shares beneficially owned by such Qualified Recipient, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, other clients, or its members, associates or other persons within its area of interest, if the Qualified Recipient was, in the sole judgment of the administrator or sub-adviser, instrumental in the purchase and/or retention of such Trust shares and/or in providing administrative, consulting or other assistance in relation thereto.

3. Certain Payments Permitted. The administrator or sub-adviser may make payments ("Permitted Payments") to Qualified Recipients, which Permitted Payments shall be made by the administrator or sub-adviser, directly, or through the Distributor or shareholder servicing agent as disbursing agent, and shall not be the subject of reimbursement by the Trust to the administrator or sub-adviser, which may not exceed, for any fiscal year of the Trust (pro-rated for any fiscal year which is not a full fiscal year)
 .10 of 1% of the average annual net assets of the Trust. The administrator or sub-adviser shall have sole authority (i) as to the selection of any Qualified Recipient or Recipients; (ii) not to select any Qualified Recipient; and (iii) the amount of Permitted Payments, if any, to each Qualified Recipient provided that the total Permitted Payments to all Qualified Recipients do not exceed the amount set forth above. The administrator or sub-adviser is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following: (a) the amount of the Qualified Holdings of the Qualified Recipient; (b) the extent to which the Qualified Recipient has, at its expense, taken steps in the shareholder servicing area; (c) the consulting or other assistance provided by the Qualified Recipient; and (d) the possibility that the Qualified Holdings of the Qualified Recipient would be redeemed in the absence of its selection or continuance as a Qualified Recipient. Notwithstanding the foregoing two sentences, a majority of the Independent Trustees (as defined below) may remove any person as a Qualified Recipient.

     Whenever the sub-adviser or administrator bears the costs, not borne by the Trust's Distributor, of printing and distributing all copies of the Trust's prospectuses, statements of additional information and reports to shareholders which are not sent to the Trust's shareholders, or the costs of supplemental sales literature and advertising, such payments are authorized.

     It is recognized that, in view of the Permitted Payments and bearing by the administrator or sub-adviser of certain distribution expenses, the profits, if any, of the administrator or sub-adviser are dependent primarily on the administration fees paid by the Trust to the administrator or sub-adviser and that its profits, if any, would be less, or losses, if any, would be increased due to such Permitted Payments and the bearing by it of such expenses. If and to the extent that any such administration fees paid by the Trust might, in view of the foregoing, be considered as indirectly financing any activity which is primarily intended to result in the sale of Trust shares, the payment of such fees is authorized by this Plan.

4. Certain Trust Payments Authorized. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of" Trust shares within the meaning of the Rule, such payments are authorized under this
Plan: (i) the costs of the preparation of all reports and notices to shareholders and the costs of printing and mailing such reports and notices to existing shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Trust shares, shares of other funds, or other investments; (ii) the costs of the preparation and setting in type of all prospectuses and statements of additional information and the costs of printing, and mailing of all prospectuses and statements of additional information to existing shareholders; (iii) the costs of the preparation, printing, and mailing of all proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Trust's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies, and proxy statements; (v) all fees and expenses relating to the registration or qualification of the Trust or its shares under the securities or "Blue Sky" laws of any jurisdiction; (vi) all fees under the Securities Act of 1933 and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Trust's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of the preparation and mailing of confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors.

5. Disinterested Trustees.   While this Plan is in effect, the
selection and nomination of those Trustees of the Trust who are not "interested persons" of the Trust shall be committed to the discretion of such disinterested Trustees. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.

6. Reports. While this Plan is in effect, the Trust's administrator or sub-adviser shall report at least quarterly to the Trust's Trustees in writing for their review on the following matters: (i) all Permitted Payments made under Section 3 of this Plan, the identity of the Qualified Recipient of each Payment, and the purposes for which the amounts were expended; (ii) all costs of each item specified in Section 4 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and (iii) all fees of the Trust to the administrator or sub-adviser paid or accrued during such quarter.

7. Effectiveness, Continuation, Termination, and Amendment. This Plan shall go into effect when it has been approved (i) by a vote of the Trustees of the Trust and of those Trustees (the "Independent Trustees") who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, with votes cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of the holders of at least a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Trust. This Plan shall, unless terminated as hereinafter provided, continue in effect until the November 30 following its effective date and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and its Independent Trustees, with votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940
Act) of the outstanding voting securities of the Trust. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval as set forth in
(ii) above, and all amendments must be approved in the manner set forth in (i) above.

8. Related Agreements. In the case of a Qualified Recipient which is a principal underwriter of the Trust, the related agreement shall be the agreement contemplated by Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Qualified Recipients which are not principal underwriters of the Trust, the related agreements with them shall be approved in accordance with, and contain the provisions required by, the Rule.